EXHIBIT 21

Subsidiaries of Registrant

Unless otherwise indicated, Avatar owns, directly or through a subsidiary, all of the outstanding capital stock or is the sole member of each of the active subsidiaries listed below:

Name	State of Incorporation

Avatar Properties Inc.	Florida
Avatar Communities, Inc.	Florida
Avatar Legacy Developers, Inc.	Florida
Avatar Asset Management, Inc.	Florida
Avatar New Homes of Florida, Inc.	Florida
Avatar Ocean Palms, Inc.	Florida
Avatar Realty, Inc.	Delaware
Avatar Realty of Arizona, Inc.	Arizona
Banyan Bay Corporation	Florida
Bellalago Food and Beverage, Inc.	Florida
Poinciana New Township, Inc.	Florida
Avatar Poinciana, Inc.	Florida
Prominent Title Insurance Agency, Inc.	Florida
Rio Rico Properties Inc.	Arizona
Avatar Homes of Arizona, Inc.	Arizona
Bella Vista at Rio Rico Development, Inc.	Arizona
Piedras Blancas at Rio Rico Development Corporation	Arizona
Ranchos del Rio at Rio Rico Development Corporation	Arizona
Rio Rico Realty, Inc.	Arizona
Avatar Retirement Communities, Inc.	Delaware
Solivita at Poinciana, Inc.	Florida
Solivita at Poinciana Food and Beverage, Inc.	Florida
Solivita at Poinciana Golf Club, Inc.	Florida
Solivita at Poinciana Recreation, Inc.	Florida
Solivita Properties Inc.	Florida
Solivita Realty, Inc.	Florida

Consolidated Limited Liability Companies

Avatar Seasons, LLC	Florida
Avatar Turtle Creek, LLC	Florida
Bridges Arizona, LLC	Arizona
Del Corazon Arizona, LLC	Arizona
Banyan Bay Land, LLC	Florida
JCH Group, LLC	Delaware
Avatar Properties of Arizona, LLC (f/k/a Joseph Carl Homes, LLC)	Arizona
JCH Construction, LLC	Arizona
JCH Construction, LLC	Nevada
JCH Estrella, LLC	Arizona
Joseph Carl Homes, LLC	Nevada
JCH Denali, LLC	Nevada
JEN Florida II, LLC	Delaware
Poinciana Parkway Company, LLC	Delaware
TerraLargo Land, LLC	Florida